EXHIBIT 10.4

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") is made and entered into as of the 17th day of November 2016 by Capaciti Networks, Inc., a Texas corporation ("Capaciti"), which has a mailing address of 19206 Huebner Road, Suite 202, San Antonio, Texas 78258, Competitive Companies, Inc. ("CCI", "Seller" or "Capaciti Shareholder") a Nevada corporation that owns 100% of Capaciti, and Wytec International, Inc., a Nevada corporation (the "Buyer" or "Company"), with respect to the following facts:

R E C I T A L S

A. Seller owns 100% of the total issued and outstanding capital stock of Capaciti.

B. Capaciti is engaged in the business of selling commercial Internet services from the Company's "Diamond Ring" backhaul network ("Capaciti Business") along with other products and services.

C. The Company desires to acquire from Seller and Seller desires to sell to the Company 100% of the total issued and outstanding stock of Capaciti in exchange for 609,603 shares of the Company's common stock.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1. Sale and Purchase

1.1 Sale and Purchase of Stock. In consideration for the Purchase Price (as defined in Section 1.2 of this Agreement) and the other covenants of the Company in this Agreement, Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from Seller, on the Closing Date (as defined in Section 4.1 of this Agreement) 1,000,000 shares of the common stock of Capaciti, representing 100% of the total issued and outstanding capital stock and equity ownership interest in Capaciti (the "Capaciti Stock").

1.2 Purchase Price. As consideration for the sale by Seller of the shares of Capaciti Stock to the Company on the Closing Date, the Company will pay to Seller 609,603 shares (the "Shares") of the Company's common stock (the "Stock Payment"), issuable as provided in Section 1.2 of this Agreement. The Stock Payment will be made as follows: At the Closing, Seller will be issued a total of 609,603 Shares of the Company's common stock as part of the Purchase Price, subject to the terms and conditions of this Agreement. The certificates evidencing the Shares will bear the following legend:

"THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

2. Covenants.

2.1 Transition Period. Seller shall assist the Company with the transfer for 120 days after Closing at no cost to the Company.

2.2 Capaciti Board of Directors. At or prior to the Closing, to be effective on the Closing, the parties will execute all documents, resolutions, resignations, appointments and acceptances in order to cause the Capaciti Board of Directors to consist of one member, William H. Gray, at the Closing.

2.3 Capaciti Officers. At or prior to the Closing, to be effective on the Closing, the parties will execute all documents, resolutions, resignations, appointments and acceptances in order to cause the executive officers of Capaciti to be as follows at the Closing: William H. Gray will be the Chief Executive Officer, President, Chief Financial Officer and Corporate Secretary.

3. Closing and Further Acts.

3.1 Time and Place of Closing. Upon satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at 19206 Huebner Rd., Suite 202, San Antonio, Texas 78258 at 11:00 a.m. (local time) on the date that the parties may mutually agree in writing, but in no event later than November 17, 2016 (the "Closing Date"), unless extended by mutual written agreement of the parties.

3.2 Actions at Closing. At the Closing, the following actions will take place:

(a) Buyer will pay to Seller the Purchase Price as provided in Section 1.2 of this Agreement by delivery of a stock certificate evidencing the Stock Payment.

(b) Seller will tender to the Company certificates and any other documents (including all historical records up to the Closing Date) evidencing the Capaciti Stock.

(c) Seller will deliver to Buyer copies of necessary resolutions of the Board of Directors of Seller authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Seller as being valid and in full force and effect.

(d) Buyer will deliver to Seller copies of corporate resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e) Capaciti will deliver to the Buyer true and complete copies of Capaciti's Certificate of Incorporation and a Certificate of Good Standing from the appropriate official of Capaciti's jurisdiction of incorporation, which Certificates of Incorporation and Certificate of Good Standing are dated not more than 30 days prior to the Closing Date.

(g) Delivery of appropriate resignations, appointments acceptances and resolutions relating to the Capaciti Board of Directors as contemplated in Section 2.2 of this Agreement.

(h) Delivery of any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the sale, assignment, transfer and delivery of the Capaciti Stock by Seller to the Buyer.

3.3 Actions Post Closing. After the Closing the Buyer will have the following authority:

(a) All management oversight of Capaciti.

(b) All Capaciti funding requirements, including but not limited to supplying short-term capital needs should cash flow shortages arise.

(c) All legal issues.

(d) Receive all records and documents for review by the Buyer.

4. Representations and Warranties of Capaciti and Seller.

Capaciti and Seller represent and warrant to Buyer as follows:

4.1 Power and Authority; Binding Nature of Agreement. Capaciti and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by each of Seller and Capaciti have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of Capaciti, and Seller.

4.2 Subsidiaries. There is no corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that Capaciti directly or indirectly control or in which Capaciti directly or indirectly owns any equity or other interest.

4.3 Good Standing. Capaciti (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

4.4 Charter Documents and Corporate Records. Capaciti has delivered to Buyer complete and correct copies or provided Buyer with the right to inspect true and complete copies of all (i) the articles of incorporation, bylaws and other charter or organizational documents of Capaciti, including all amendments thereto, (ii) the stock records of Capaciti, and (iii) the minutes and other records of the meetings and other proceedings of the shareholders and directors of Capaciti. Capaciti is not in violation or breach of (i) any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors. There have been no meetings or other proceedings of the shareholders or directors of Capaciti that are not fully reflected in the appropriate minute books or other written records of Capaciti.

4.5 Financial Statements. Capaciti has delivered to Buyer the following financial statements relating to Capaciti prior to the Closing (the "Capaciti Financial Statements"): (i) the unaudited balance sheet of Capaciti as of December 31, 2015 and 2014 and the unaudited balance sheet as of September 30, 2016, and (ii) the unaudited statements of income for the years ended December 31,

2014 and 2015 and the unaudited statements of income for the nine months ended September 30, 2016 and the unaudited statements of retained earnings and shareholders' equity as of September 30, 2016. Except as stated therein or in the notes thereto, the Capaciti Financial Statements: (a) present fairly the financial position of Capaciti as of the respective dates thereof and the results of operations and changes in financial position of Capaciti for the respective periods covered thereby; and (b) have been prepared in accordance with Capaciti's normal business practices applied on a consistent basis throughout the periods covered.

4.6 Capitalization. The authorized capital stock of Capaciti consists of 10,000,000 shares of common stock, par value $0.001 per share, of which 1,000,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding. All of the outstanding shares of the capital stock of Capaciti are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws.

4.7 Absence of Changes. Except as otherwise disclosed to Buyer in writing prior to the Closing, since September 30, 2016:

(a) There has not been any material adverse change in the business, condition, assets, operations or prospects of Capaciti and no event has occurred or, to Capaciti's knowledge, is expected to occur after the Closing that might have a material adverse effect on the business, condition, assets, operations or prospects of Capaciti.

(b) Capaciti has not (i) declared, set aside or paid any dividend or made any other contribution in respect of any shares of capital stock, nor (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

(c) Capaciti has not sold or otherwise issued any shares of capital stock or any other securities.

(d) Capaciti has not amended its articles of incorporation, bylaws or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reclassification of shares, stock split, reverse stock split, reorganization or similar transaction.

(e) Capaciti has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f) Capaciti has not purchased or otherwise acquired any assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g) Capaciti has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice, or in an amount exceeding five thousand dollars ($5,000) singly or in excess of ten thousand dollars ($10,000) in the aggregate, without Buyer's consent.

(h) Capaciti has not sold or otherwise transferred any assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i) There has not been any loss, damage or destruction to any of the properties or assets of Capaciti (whether or not covered by insurance).

(j) Capaciti has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice and that involved less than $5,000 singly and less than $10,000 in the aggregate.

(k) Capaciti has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l) Capaciti has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m) Capaciti has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six months and do not contemplate payments by or to Capaciti which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n) Capaciti has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as "accounts receivables."

(o) Other than annual raises or bonuses paid or provided consistent with past business practices, Capaciti has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of Capaciti.

(p) No contract or other instrument to which Capaciti is or was a party or by which Capaciti or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q) Capaciti has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the Capaciti Financial Statements as of September 30, 2016 or have been incurred since September 30, 2016 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r) Capaciti has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s) Capaciti has not changed its methods of accounting or its accounting practices in any respect.

(t) Capaciti has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(u) Capaciti has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section 4.7.

4.8 Absence of Undisclosed Liabilities. Capaciti has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the Capaciti Financial Statements as of September 30, 2016, except for obligations incurred since September 30, 2016 in the ordinary and usual course of business consistent with past practice.

4.9 Capaciti Assets.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of the assets of the Capaciti Business.

(b) Capaciti has good and marketable title to all of its assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, except as expressly disclosed in writing by Capaciti to Buyer prior to the Closing Date.

(c) Capaciti's assets are not subject to any material liability, absolute or contingent, which has not been disclosed by Capaciti to Buyer in writing prior to the Closing Date nor is Capaciti subject to any liability, absolute or contingent, which has not been disclosed to and acknowledged by Buyer in writing prior to the Closing Date.

(d) Capaciti has provided to Buyer in writing an accurate description of all of the assets of Capaciti or used in the business of Capaciti.

(e) Capaciti has provided to Buyer in writing a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings to which Capaciti is a party or by which it or its property is bound. Except as specified by Capaciti to Buyer in writing prior to the Closing Date, all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect.

4.10 Compliance with Laws; Licenses and Permits. Capaciti is not in violation of, nor has it failed to conduct its business in full compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees. Capaciti has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which Capaciti is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises necessary to permit Capaciti to conduct its business in the manner in which it is now being conducted, and Capaciti is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

4.11 Taxes. Except as disclosed herein, Capaciti has accurately and completely filed with the appropriate United States state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payroll). (All such items are collectively referred to herein as "Taxes"). The Capaciti Financial Statements fully accrue or reserve all current and deferred taxes. Capaciti is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes. No liability for taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. Capaciti is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than Capaciti. Capaciti has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment insurance contribution and Federal Insurance Contribution Act taxes) required to be withheld therefore and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by Capaciti have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner. All Tax returns filed by Capaciti are accurate and comply with and were prepared in accordance with applicable statutes and regulations.

4.12 Environmental Compliance Matters. To the best of the knowledge of Seller and Capaciti, without conducting any study or independent investigation, Capaciti has at all relevant times with respect to its business been in material compliance with all environmental laws, and has not received any potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any "hazardous substance" as that term is defined under 42 U.S.C. 960(1) (14).

4.13 Compensation. Since September 30, 2016, Capaciti has not paid or committed to pay to or for the benefit of any of its officers or directors any compensation of any kind other than wages, salaries and benefits at times and rates in effect on September 30, 2016. Capaciti does not have any bonus plan or obligations with respect to any bonus plan. Capaciti has provided Buyer with a full and complete list of all officers, directors, employees and consultants of Capaciti as of the date hereof, specifying their names and job designations, their dates of hire, the total amount paid or payable as wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

4.14 No Default.

(a) Each of the contracts, agreements or other instruments of Capaciti and each of the standard Customer Agreements or contracts of Capaciti is a legal, binding and enforceable obligation by or against Capaciti, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). No party with whom Capaciti has an agreement or contract is in default there under or has breached any terms or provisions thereof which is material to the conduct of Capaciti's business.

(b) Capaciti has performed, or is now performing, the obligations of, and Capaciti is not in material default (or would by the late of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its Business. No third party has raised any claim, dispute or controversy with respect to any of the executed contracts of Capaciti, nor has Capaciti received notice of warning of alleged nonperformance, delay in delivery or other noncompliance by Capaciti with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

4.15 Product Warranties. Except as otherwise disclosed in writing to Buyer prior to the Closing and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the products of Capaciti, (b) there are no pending or threatened claims with respect to any such warranty, and (c) Capaciti has no, and after the Closing Date, will have no, liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, other than customary returns in the ordinary course of business that are fully reserved against in the Capaciti Financial Statements.

4.16 Proprietary Rights.

(a) Capaciti has provided Buyer in writing a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefore, owned or used by Capaciti or in which it has any rights or licenses, except for software used by Capaciti and generally available on the commercial market. Capaciti has provided Buyer with a complete and accurate description of all agreements or provided Buyer with the right to inspect true and complete copies of all agreements of Capaciti with each officer, employee or consultant of Capaciti providing Capaciti with title and ownership to patents, patent applications, trade secrets and inventions developed or used by Capaciti in its business. To Capaciti's knowledge, all of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b) Capaciti owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the business of Capaciti, and the same are sufficient to conduct Capaciti's business as it has been and is now being conducted.

 (c) To Capaciti's knowledge, the operations of Capaciti do not conflict with or infringe, and no one has asserted to Capaciti that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeal pending against Capaciti with respect to any Proprietary Rights, and to the knowledge of the management of Capaciti none has been threatened against Capaciti. To the best knowledge of the management of Capaciti there are no facts or alleged fact which would reasonably serve as a basis for any claim that Capaciti does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of Capaciti as it has been and is now being conducted.

(e) No employee of Capaciti is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with Capaciti or any previous employer.

4.17 Insurance. Capaciti has provided Buyer with a complete and accurate list of all policies of insurance and provided Buyer with the right to inspect true and complete copies of all policies of insurance to which Capaciti is a party or is a beneficiary or named insured as of the Closing Date. Capaciti has in full force and effect, with all premiums due thereon paid the policies of insurance set forth therein. All the insurable properties of Capaciti are insured in amounts and coverage and against risks and losses which are adequate and usually insured against by persons holding or operating similar properties in similar businesses. There were no claims in excess of $10,000 asserted or currently outstanding under any of the insurance policies of Capaciti in respect of all motor vehicle, general liability, errors and omissions, workers compensation, and medical claims during the calendar year ending on December 31, 2015 or the ten months ending October 31, 2016.

4.18 Labor Relations. None of the employees of Capaciti are represented by any union or are parties to any collective bargaining arrangement, and no attempts are being made to organize or unionize any of Capaciti's employees. Except as disclosed in writing to Buyer prior to the Closing, there is not presently pending or existing, and there is not presently threatened, any (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting Capaciti relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters. Capaciti is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices. Capaciti is in compliance with the Immigration Reform and Control Act of 1986.

4.19 Corporation Status. Capaciti is identified as a "C" corporation prior to Closing.

4.20 Condition of Premises. All real property leased by Capaciti is in good condition and repair, ordinary wear and tear excepted.

4.21 No Distributor Agreements. Except as disclosed in writing to Buyer prior to the Closing, Capaciti is not a party to, nor is the property of Capaciti bound by, any distributors' or manufacturer's representative or agency agreement.

4.22 Conflict of Interest Transactions. No past or present shareholder, director, officer or employee of Capaciti or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with Capaciti, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by Capaciti or pertains to the business of Capaciti with the exception of outstanding shareholder loans which will be satisfied upon closing.

4.23 Litigation. There is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or threatened against or with respect to Capaciti which (i) if adversely determined would have an adverse effect on the business, condition, assets, operations or prospects of Capaciti, or (ii) challenges or would challenge any of the actions required to be taken by Capaciti under this Agreement. There exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

4.24 Non-Contravention. Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of the organizational documents of Capaciti; (ii) contravene or result in a violation of any resolution adopted by the shareholders or directors of Capaciti; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any agreement or other instrument to which Capaciti is a party or by which Capaciti or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of Capaciti; (v) result in the loss of any license or other contractual right of Capaciti; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of Capaciti; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of Capaciti; (viii) result in the reassessment or revaluation of any property of Capaciti; by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject Capaciti; to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Capaciti or any of its assets or any limited liability interests are subject.

4.25 Approvals. Capaciti has provided Buyer with a complete and accurate list of all jurisdictions in which Capaciti is authorized to do business. No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Capaciti in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business.

4.26 Brokers. Capaciti has not agreed to pay any brokerage fees, finder's fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to Capaciti's knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

4.27 Special Government Liabilities. Capaciti has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor is Capaciti or Seller aware of any threatened action or claim or any condition that could support an action or claim against Capaciti or the Capaciti Business for any of said liabilities, obligations or deferred payments.

4.28 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of Capaciti contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

4.29 Representations True on Closing Date. The representations and warranties of Capaciti set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date. Buyer's knowledge will not act as a waiver of any breach of the representations and warranties contained herein by Capaciti or Seller.

4.30 Tax Advice. Capaciti and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the transactions contemplated by this Agreement and neither Capaciti nor Seller have relied on any representation or statement made by Buyer, the Company, or their representatives regarding the tax implications of such transactions.

5. Representations and Warranties of Buyer.

Buyer represents and warrants to Capaciti and Seller as follows:

5.1 Power and Authority; Binding Nature of Agreement. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

5.2 Approvals. To Buyer's knowledge, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

5.3 Representations True on Closing Date. To the Buyer's knowledge, the representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

5.4 Non-Distributive Intent. The shares of Capaciti Stock being purchased by the Company pursuant to this Agreement are not being acquired by the Buyer with a view to the public distribution of them.

5.5 Non Contravention. To the Company's knowledge neither the execution nor delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of the Buyer.

6. Conditions to Closing.

6.1 Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a) Seller shall have delivered to the Company all certificates evidencing the Capaciti Stock and ownership of 100% of the capital stock of Capaciti.

(b) All representations and warranties of Capaciti and Seller made in this Agreement or in any exhibit or schedule hereto delivered by Capaciti and Seller must be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

(c) Capaciti must have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Capaciti prior to or at the Closing Date.

6.2 Conditions Precedent to Seller's Obligation to Close. Seller's obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Seller of the following:

(a) All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(b) Buyer must have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

7. Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto will survive the Closing for a period after the Closing Date equal to the applicable statute of limitations for such matters under applicable state law.

8. Indemnification.

8.1 Indemnification by Capaciti and Seller. Capaciti and Seller agree to indemnify, defend and hold harmless Buyer and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorney's fees and costs, incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of Capaciti incurred prior to the Closing or relating to the Capaciti Stock, any misrepresentation of a material fact or omission to disclose a material fact made by Capaciti or Seller in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by Capaciti or Seller under this Agreement, or any breach of, or failure by Capaciti or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Capaciti or Seller under this Agreement.

8.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless Capaciti and Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys' fees and costs incurred by Capaciti or Seller arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

8.3 Procedure for Indemnification Claims.

(a) Whenever any parties become aware that a claim (an "Underlying Claim") has arisen entitling them to seek indemnification under Section 8 of this Agreement, such parties (the "Indemnified Parties") shall promptly send a notice ("Notice") to the parties liable for such indemnification (the "Indemnifying Parties") of the right to indemnification (the "Indemnity Claim"); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim. Any Notice pursuant to this Section 8.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefore.

(b) If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty

(30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties' intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid. The Indemnifying Parties' failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid. In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay the damages incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties. To the extent appropriate, payments for indemnifiable damages made pursuant to this Agreement will be treated as adjustments to the Purchase Price.

(c) In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to damages arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. The parties controlling the defense of the Underlying Claim shall not, however, settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d) The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

9. Equitable Relief.

9.1 Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

9.2 Equitable Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive or other equitable relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

10. Further Assurances.

Following the Closing, Seller shall furnish to Buyer such instruments and other documents as Buyer may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

11. Fees and Expenses.

Each party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant).

12. Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

13. Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

14. Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced. The parties acknowledge that as of the date of the execution of this Agreement, that any and all other agreements either written or verbal will be terminated and be of no further force or effect.

15. Governing Law.

This Agreement will be governed by the laws of Texas without giving effect to applicable conflict of law provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Bexar County, Texas.

16. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

17. Assignment.

Except in the case of an affiliate of the Buyer, this Agreement may not be assignable by any party without prior written consent of the other parties.

18. Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

19. Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

20. Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

21. Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other parties hereto):

If to Capaciti and Seller

Capaciti Networks, Inc.

19206 Huebner Rd., Suite 202

San Antonio, Texas 78258

Attn: William H. Gray, Chief Executive Officer

Telephone: (210) 233-8980

Facsimile: (210) 404-9022

If to Buyer:

Wytec International, Inc.

19206 Huebner Rd., Suite 202

San Antonio, Texas 78258

Attention: William H. Gray, Chief Executive Officer

Telephone: (210) 233-8980

Facsimile: (210) 404-9022

22. Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for the Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its shareholders, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior approval of each of the parties hereto; provided, however, that such approval will not be unreasonably withheld.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Capaciti:	CAPACITI NETWORKS, INC., a Texas corporation

By: /s/ William H. Gray
William H. Gray, Chief Executive Officer

Seller:	COMPETITIVE COMPANIES, INC., a Nevada corporation

By: /s/ William H. Gray
William H. Gray, Chief Executive Officer

Company/Buyer:	WYTEC INTERNATIONAL, INC., a Nevada corporation

By: /s/ William H. Gray
William H. Gray, Chief Executive Officer